Exhibit 99.1

SAVARA ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

AUSTIN, TX – March 11, 2021 – Savara Inc. (Nasdaq: SVRA), an orphan lung disease company, today announced the pricing of an underwritten public offering of 45,785,828 shares of its common stock at a price to the public of $1.45 per share. As a component of the offering, in lieu of shares of common stock, Savara offered to certain existing investors pre-funded warrants to purchase an aggregate of 32,175,172 shares of common stock at a purchase price of $1.449 per warrant, which represents the per share public offering price for the common stock less the $0.001 per share exercise price for each pre-funded warrant. The expected gross proceeds of the offering are approximately $113.0 million. In addition, Savara has granted the underwriters a 30-day option to purchase up to 11,694,150 additional shares of its common stock at the public offering price, less the underwriting discounts and commissions. The offering is expected to close on March 15, 2021, subject to customary closing conditions.

Savara intends to use the net proceeds from this offering for working capital to support operations, including but not limited to clinical development, manufacturing, regulatory, and commercial activities related to its molgramostim nebulizer solution (molgramostim, formerly referred to as Molgradex) in autoimmune pulmonary alveolar proteinosis (aPAP) program and the IMPALA 2 trial, and general and administrative expenses.

Jefferies LLC and Piper Sandler are acting as joint book-running managers and representatives of the underwriters for the offering. Oppenheimer & Co. Inc. is acting as the lead manager and H.C. Wainwright & Co., LLC is acting as co-manager for the offering.

The securities were issued and sold pursuant to Savara’s existing shelf registration statement (File No. 333-225994) filed with the Securities and Exchange Commission (SEC) on June 29, 2018 and declared effective on July 13, 2018. A preliminary prospectus supplement describing the terms of the offering was filed with the SEC on March 10, 2021. Copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained by contacting Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at (877) 547-6340, or by email at Prospectus_Department@Jefferies.com or Piper Sandler & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, or by telephone at (800) 747-3924, or by email at prospectus@psc.com. An electronic copy of the final prospectus supplement and accompanying prospectus relating to the offering will be available on the SEC website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of Savara, and shall not constitute an offer, solicitation, or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Savara

Savara is an orphan lung disease company. Our lead program, molgramostim, is an inhaled granulocyte-macrophage colony-stimulating factor (GM-CSF) in Phase 3 development for autoimmune pulmonary alveolar proteinosis (aPAP). Our management team has significant experience in orphan drug development and pulmonary medicine, identifying unmet needs, and effectively advancing product candidates to approval and commercialization. More information can be found at www.savarapharma.com. (Twitter: @SavaraPharma, LinkedIn: www.linkedin.com/company/savara-pharmaceuticals/).

Forward Looking Statements

Savara cautions you that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Such statements include, but are not limited to, statements relating to the offering, including the timing of the closing of the offering and the use of proceeds. Savara may not actually achieve any of the matters referred to in such forward looking statements, and you should not place undue reliance on these forward-looking statements. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Savara’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, stock market conditions, our ability to satisfy the conditions to closing in the underwriting agreement, our ability to complete the offering and our actual use of the offering proceeds. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of our risks and uncertainties, you are encouraged to review the official corporate documents filed with the SEC. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Savara undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

Contacts:

Savara Inc. IR & PR

Anne Erickson (anne.erickson@savarapharma.com)

(512) 851-1366

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